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                                   EXHIBIT 11

                          FRANKLIN FINANCE CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE

Net income for basic income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

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

                                                                Three Months Ended
                                                                     March 31,
                                                                2000           1999
                                                           ----------------------------
INCOME
Net income                                                 $     685,041  $     614,611
Less: Preferred stock dividend requirements                      450,225        450,225
                                                           ----------------------------
Net income applicable to common stock                      $     234,816  $     164,386

SHARES
Weighted average number of common shares outstanding              22,077         22,077

NET INCOME PER SHARE                                       $       10.64  $        7.45
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